Exhibit 99.3

AMENDMENT NO. 2 TO CONVERTIBLE PROMISSORY NOTE

This Amendment No. 2 to Convertible Promissory Note (this “Amendment”) is entered into effective as of March 5, 2020 (the “Effective Date”), by and between Fengate Trident LP, an Ontario limited partnership “Holder”) and Trident Brands Incorporated, a Nevada corporation (“Company”) and together with Holder; together with Holder, the “Parties”, and each, a “Party”).

WHEREAS, the Parties have entered into that certain Convertible Promissory Note dated as of November 6, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Convertible Note”); and

WHEREAS, the Parties previously entered into a first Amendment to Convertible Promissory Notes as of January 9, 2020 (the “First Amendment”), which amended the Convertible Note (as well as certain other convertible notes issued pursuant to the Amended SPA, as defined in the First Amendment);

WHEREAS, the Parties hereto desire to amend the Convertible Note to fund an amount previously held back by Holder on account of prepaid interest, on the terms and subject to the conditions set forth herein and in accordance with Section 4.7 of the Convertible Note;

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Convertible Note.

2. Amendments to the Convertible Note. As of the Effective Date, the second paragraph of the Convertible Note is hereby deleted in its entirety and replaced with the following paragraph (marked and clean versions):

MARKED VERSION:

The “Issuance Date” with respect to the Note for the portion of the Principal Amount equal to US$3,795,033 is ~~the date hereof~~ (a) November 6, 2019 for the first instalment provided to Company of $2,858,865.34, and (b) March 12, 2020 for the second instalment provided to Company of $936,167.66. ~~The undersigned shall prepay to Holder the entire amount of Interest (as defined below) owed on the Principal Amount of the Notes, totaling US$936,167.66 (the “Prepaid Interest”). Such Prepaid Interest shall be paid to Holder from the proceeds of the loan made to the undersigned under this Note by way of holdback of such Prepaid Interest by Holder. The Prepaid Interest will be applied by Holder to Interest when due on each Interest payment date (as set out in Section 1.2) in the amount necessary to pay such monthly Interest payment. In the event that the principal amount of the Notes is prepaid in excess of US$6,204,967 (being the outstanding Principal Amount prior to the issuance of this Note), the Lender will promptly return to the undersigned any unapplied portion of the Prepaid Interest~~.

CLEAN VERSION:

The “Issuance Date” with respect to the Note for the portion of the Principal Amount equal to US$3,795,033 is (a) November 6, 2019 for the first instalment provided to Company of $2,858,865.34, and (b) March 12, 2020 for the second instalment provided to Company of $936,167.66.

3. Date of Effectiveness; Limited Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Convertible Note are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. On and after the Effective Date, each reference in the Convertible Note to “this Note,” “the Note,” “hereunder,” “hereof,” “herein” or words of like import, will mean and be a reference to the Convertible Note as amended by this Amendment.

4. Miscellaneous

(a) This Amendment is governed by and construed in accordance with the laws of the Province of Ontario, and the federal laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule (whether of the Province of Ontario or any other jurisdiction).

(b) This Amendment is binding upon and shall enure to the benefit of the Parties hereto and their respective successors and assigns.

(c) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which together constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(d) This Amendment constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date first written above.

Fengate Trident LP, by its general partner, Fengate Trident GP Inc.

By	/s/ Heather Crawford
Name:	Heather Crawford
Title:	Secretary

Trident Brands Incorporated

By	/s/ Scott Chapman
Name:	Scott Chapman
Title:	President